UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 23, 2014 (December 22, 2014)

Comcast Corporation
(Exact Name of Registrant as Specified in its Charter)

Pennsylvania
(State or Other Jurisdiction of Incorporation)

001-32871		27-0000798
(Commission File Number)		(IRS Employer Identification No.)

One Comcast Center Philadelphia, PA		19103-2838
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 286-1700

N/A
(Former Name or Former Address, if Changed Since Last Report) ______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 22, 2014, Neil Smit, Executive Vice President of Comcast Corporation and the President and Chief Executive Officer of Comcast Cable Communications, entered into a new employment agreement.  The employment agreement secures Mr. Smit’s employment through December 31, 2019; increases his base salary to $1,820,000 effective March 1, 2015, with his annual cash bonus opportunity remaining at 300% of base salary (based on the achievement of specific performance goals); and includes additional restrictions and obligations for our benefit.  The employment agreement also provides that, as an inducement for Mr. Smit to enter into the employment agreement, and on account of Mr. Smit’s outstanding work in leading both Comcast Cable’s industry-leading performance, including transforming the development and use of technology in all aspects of the cable business, and the integration planning for the proposed transactions with Time Warner Cable and Charter Communications, Mr. Smit will be granted a performance-based bonus payable in the form of a $1,000,000 credit to his account under our deferred compensation plan and a performance-based restricted stock unit grant having a value of $4,000,000 that will vest 13 months following the date of grant.  Additionally, the employment agreement continues the structure under Mr. Smit’s prior employment agreement of crediting contributions to his deferred compensation plan account, with $1,823,259 being credited in 2015 and with annual contributions increasing by 5% each year thereafter from 2016 through 2019.

The above summary is qualified by its entirety by the terms and conditions set forth in the employment agreement, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01(d).  Exhibits.

Exhibit Number	Description
99.1	Employment Agreement with Neil Smit entered into on December 22, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMCAST CORPORATION

Date:	December 23, 2014	By:	/s/ Arthur R. Block
Arthur R. Block Senior Vice President, General Counsel and Secretary